EXHIBIT 99.2

                                         (ONEOK LETTERHEAD)

                                          January 21, 2000


Southwest Gas Corporation
5241 Spring Mountain Road
Las Vegas, Nevada 89102

Attention:        George C. Biehl (via fax to 702/364-8597)

        Re: Agreement and Plan of Merger, dated as of December 14, 1998, as amended among ONEOK, Inc., OASIS Acquisition Corporation, and Southwest Gas Corporation (the "Merger Agreement")

Ladies and Gentlemen:

         We received Michael Maffie's letter dated January 18, 2000, asserting that ONEOK is in breach of the Merger Agreement. ONEOK rejects and denies any notion that ONEOK has committed any breach of the Merger Agreement.

         As you know, the Initial Termination Date under the Merger Agreement was December 14, 1999. We have not entered into any agreement with you or otherwise acknowledged that the conditions for an extension of this date under
Section 8.1(b) of the Merger Agreement were met. Accordingly, this letter constitutes written notice to you that ONEOK has elected to terminate the Merger Agreement and abandon the Mergers contemplated thereby pursuant to Section 8.1(b) of the Merger Agreement. The conditions for an extension of the Initial Termination Date beyond December 14, 1999 under Section 8.1(b) were not met due to the fact that, at that date, several conditions to the Closing under the Merger Agreement had not been fulfilled and were not capable of being fulfilled. Among these failed conditions was and is the pendency of Southern Union's litigation against Southwest and ONEOK seeking billions of dollars in damages, which would render Section 7.2(b) of the Merger Agreement incapable of fulfillment as it applies to a "bringdown" to any date of Closing of Southwest's representations in Sections 3.6 and 3.7 of the Merger Agreement.

                                   Sincerely,

                                   ONEOK, INC.


                           By:     /s/ LARRY W. BRUMMETT
                                   ---------------------
                                   Larry W. Brummett

George C. Biehl
Southwest Gas Corporation
January 21, 2000
Page 2


cc:      Oasis Acquisition Corporation
         Robert A. Yolles (via fax to 312/782-8585)
         Donald A. Kihle (hand delivered)
         Frances E. Lossing (via fax to 213/430-6407)